Exhibit (e)(9)

AMENDMENT 8

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of October 19, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Janus Detroit Street Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

JANUS DETROIT STREET TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Nick Cherney	By: /s/ Stephen J. Kyllo
Name: Nick Cherney Title: Head of Exchange Traded Products	Name: Stephen J. Kyllo Title Senior Vice President & Director

Distribution Agreement Amendment 8

Schedule A to this Amendment

Of the Distribution Agreement

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with the following new Appendix A (List of Portfolios) to Exhibit 1:

APPENDIX A

LIST OF PORTFOLIOS

Fund	Ticker

Janus Henderson AAA CLO ETF	JAAA

Janus Henderson B-BBB CLO ETF	JBBB

Janus Henderson International Sustainable Equity ETF	SXUS

Janus Henderson Mortgage-Backed Securities ETF	JMBS

Janus Henderson Net Zero Transition Resources ETF**	JZRO

Janus Henderson Securitized Income ETF	JSI

Janus Henderson Short Duration Income ETF	VNLA

Janus Henderson Small Cap Growth Alpha ETF	JSML

Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD

Janus Henderson Sustainable & Impact Core Bond ETF	JIB

Janus Henderson Sustainable Corporate Bond ETF	SCRD

Janus Henderson U.S. Real Estate ETF	JRE

Janus Henderson U.S. Sustainable Equity ETF	SSPX

** Janus Henderson Net Zero Transition Resources ETF will be liquidated on or about October 24, 2023.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.